Exhibit 5.1

September 10, 2010

Resource Exchange of America Corp.

1990 Main Street, Suite 750

Sarasota, FL 34236

Re:

Registration Statement on Form S-1 for Resource Exchange of America Corp.

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Resource Exchange of America Corp., a Florida corporation (the “Company”), with the Securities and Exchange Commission on or about the date of this letter.

We have examined the originals or certified copies of such corporate records of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the shares being registered pursuant to the Registration Statement have been, or shall upon issuance, be issued as duly and validly authorized and issued, fully paid and non-assessable.

We have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Florida corporation. This opinion letter is opining upon and is limited to the current federal laws of the United States and, as set forth above, Florida law, including the statutory provisions, all applicable provisions of the Florida Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist.  We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.  We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not represent that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Carrillo Huettel, LLP

Carrillo Huettel, LLP

_________________________________________________________________________

3033 Fifth Avenue, Suite 201  |  San Diego, CA 92103

TEL: 619.399.3090  |  FAX: 619.399.0120  |  chlawgroup.com